Exhibit 5.1

[S&C Letterhead]

February 23, 2016

New York Community Bancorp, Inc.

615 Merrick Avenue,

Westbury, New York 11590.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of 103,715,234 shares (the “Common Shares”) of Common Stock, par value $0.01 per share, 135,000 shares (the “Preferred Shares”) of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and 5,400,000 depositary shares (the “Depositary Shares”) (evidenced by depositary receipts) each representing a 1/40th interest in a share of Preferred Stock, of New York Community Bancorp, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement relating to the Common Shares and the Preferred Shares (the “Registration Statement”) has become effective under the Act, and the Common Shares have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of October 28, 2015, by and between Astoria Financial Corporation, a Delaware corporation (“Astoria”), and the Company (the “Merger Agreement”) as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Act, a certificate of designations with respect to the Preferred Shares substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Secretary of State of the State of Delaware, and the Preferred Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.

(3) Assuming that the terms of the deposit agreement under which the Depositary Shares have been issued (the “Deposit Agreement”) do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and that the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, when the Registration Statement has become effective under the Act, the Deposit Agreement has been duly authorized and assumed by the Company, the Preferred Stock represented by the Depositary Shares has been duly authorized and validly issued and has been received by the depositary upon conversion of the non-cumulative perpetual preferred stock, series C, par value $1.00 per share, of Astoria Financial Corporation into the Preferred Stock, and the depositary receipts evidencing the Depositary Shares have become duly issued against deposit of the Preferred Stock in accordance with the Deposit Agreement and have become the issued Depositary Shares of the Company as contemplated by the Registration Statement, the depositary receipts evidencing the Depositary Shares will be validly issued.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP